Exhibit 10.1

SUBORDINATED PROMISSORY NOTE

$500,000	September 13, 2017

For value received, Provision Holding, Inc., a Nevada corporation (the “Company”), promises to pay to the Holder the principal sum of Five Hundred Thousand Dollars ($500,000) or such other amount as may have been advanced and may be outstanding from time to time (the “Principal Amount”). Simple interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to the lower of (i) 12% per annum, or (ii) the highest rate permitted by applicable law. Note is subject to the following terms and conditions.

1. Maturity. This Note will automatically mature and be due and payable on May 13, 2018 (the “Maturity Date”). Interest shall accrue on this Note and shall be payable monthly in arrears

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. This Note may be prepaid in whole or in part from time to time by the Company.

3. Nature of Obligation. This Note is a general unsecured obligation of the Company.

4. Right to Purchase Stock. Upon execution of this Note, the Holder shall receive the right to purchase 1,250,000 shares of the Company’s common stock at a purchase price of $0.06 per share. On each monthly anniversary of the Note, the Holder shall receive the right to purchase an additional 1.250,000 shares of the Company’s common stock, up to a maximum of 10,000,000 shares. The Holder shall have the right to purchase the common stock for cash or on a cashless basis. The rights granted hereunder to purchase the Company’s common stock shall expire on September 13, 2019.

5. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

7. Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction and venue of any court within New York, New York, in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons.

8. Event of Default. Notwithstanding any of the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

9. Subordination. The Holder acknowledges and agrees, unconditionally, that the Company’s payment obligations under this Note may, without the Holder’s consent, be subordinated to the obligations of the Company to the holders of the Company’s senior secured notes (the holders of such notes, the “Lenders”).

COMPANY:

PROVISION HOLDING, INC.

By:	/s/ Curt Thornton
Name:	Curt Thornton
Title:	Chief Executive Officer